EXHIBIT 10.12
                                                                  -------------

                                                                  September 1996

                             SUBURBAN PROPANE, L.P.
                            SEVERANCE PROTECTION PLAN


        The Board of Supervisors of Suburban Propane Partners, L.P. (the "Partnership") and Suburban Propane, L.P. ("Suburban") has adopted a program (referred to herein as the "Severance Protection Plan" or the "Plan") designed to protect certain key executives from the effects of an actual or possible Change in Control (as defined below), and thereby to enable Suburban to obtain the continued availability of such executives' services, managerial skills and business experience upon the threat or actual occurrence of a Change in Control.

        An employee of Suburban or any of its subsidiaries who participates in the Long Term Incentive Plan or the 1996 Restricted Unit Plan (or who has participated in either such plan during any of the three years prior to the Change in Control or, if he or she was hired during such period, Suburban agreed that he or she would participate therein) is eligible for benefits under this Severance Protection Plan unless otherwise provided by written agreement between such employee and Suburban.

        An eligible employee will become entitled to benefits under the Plan if there is a loss of his or her employment within one year following a Change in Control. In such event, the employee will be entitled to receive (in lieu of any other severance benefits to which he or she may be entitled) a lump-sum benefit equal to the product of sixty-five (65) times 1/52 of the sum of the employee's base annual salary and target bonus as of the date of the Change in Control (but not lower than the sum of such amounts at any time during the period beginning one year prior to the Change in Control and ending on the employee's termination date). The benefit shall be paid within 30 days following the employee's termination of employment.

        Each eligible employee who becomes entitled to receive benefits under the Plan shall be paid an annual incentive bonus award, as described below, with respect to each year or portion thereof during the period beginning the first full year preceding a Change in Control and ending on the date such employee loses his or her employment, subject to the terms and conditions of the applicable incentive bonus plan. The annual incentive bonus award with respect to such year or portion thereof shall be the greater of (a) the amount of any such bonus award actually granted to such employee with respect to such period, and (b) the amount of the award, if any, that would have been granted to such employee with respect to such period under the applicable incentive bonus plan (if such employee was eligible for such plan at any time) as such plan was in effect with respect to bonuses granted for the full year preceding the Initial Year (the "Prior Year") and based upon such employee's target bonus for the Prior Year (or the agreed-upon target bonus if such employee becomes eligible for such plan thereafter). In making any calculation under Subsection (b) of this paragraph with respect to any period, (x) such employee's personal performance award level cannot be lower than the lower of (i) the limitation in the plan, as in effect for the Prior Year, that ties such employee's personal performance to the financial achievement award level for the Company and such employee's division, if applicable, for that period, and (ii) such employee's highest personal performance award level with respect to the three years prior to the Initial Year, if such employee received any award with respect to such years; (y) such employee's bonus with respect to any partial year of service shall be a fraction of the bonus such employee would have received for the full year, the numerator of which shall be the number of full and partial months of service during such period and the denominator of which shall be 12; and (z) the determination of Suburban's financial achievements shall be made without taking into account any provision of such plan that gives discretion to any person to increase or reduce such award, except to the extent that it is necessary to make a discretionary change as a result of the occurrence of unusual circumstances (e.g., a change in general accounting practices, a change in the accounting or financing practices of Suburban or extraordinary charges or credits), and, without such discretionary change, the targets or measures of Suburban's financial performance would be distorted and thus the bonuses would be inequitable. The determination of the necessity for such change, and the change required, shall be based upon the opinion of Suburban's outside counsel or a nationally recognized accounting firm selected by Suburban. Any bonus payable under this paragraph with respect to any full year of service prior to the date such employee loses his or her employment shall be made on or before 30 days after such date, or the December 1st first occurring after such employee's last full year of service, whichever is later; any such bonus with respect to a partial year of service must be made on or before the March 1st first occurring after the date such employee loses his or her employment.

        An employee shall be deemed to have lost his or her employment if (a) the employee's employment is terminated by Suburban or its successor (unless such termination is due to willful malfeasance in office) or (b) the employee's employment is terminated by the employee following (i) a diminution of the employee's authority, duties, responsibilities or status, (ii) a reduction in the employee's base annual salary or a failure to provide the employee with the opportunity to participate, on terms no less favorable than those existing immediately prior to the Change in Control, in any incentive bonus, savings, pension or other employee benefit plan of Suburban in effect immediately prior to the Change in Control (or plans and benefits which are, in the aggregate, no less favorable to Change in Control) or (iii) a requirement, without the employee's consent, that the employee be based more than 35 miles from his or her present office location. The term "willful malfeasance in office" shall require a finding with respect to the circumstances under consideration that the employee did not act in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Suburban.

        For purposes of this Plan, the term "Change in Control" means:

     (i) an acquisition (other than directly from the Partnership) of Common Units, Subordinated Units or voting equity interests of the Partnership ("Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Partnership, HM Holdings, Inc. or any of their affiliates or successors, immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty five percent (25%) of the combined voting power of the Partnership's then outstanding Units; provided, however, that in determining whether a Change of Control has occurred, Units which are acquired in a 'Non-Control Acquisition' (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Suburban Propane, L.P. or the Partnership or (B) any corporation, partnership or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Partnership (for purposes of this definition, a "Subsidiary"), (ii) the Partnership or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

     (ii) approval by the partners of the Partnership of (A) a merger, consolidation or reorganization involving the Partnership, unless (x) the holders of Units immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding Units of the entity resulting from such merger, consolidation or reorganization (the "Surviving Entity") in substantially the same proportion as their ownership of the Units immediately before such merger, consolidation or reorganization, and (y) no person or entity (other than the Partnership, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by Suburban Propane, L.P., the Partnership, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than twenty five percent (25%) of the then outstanding Units), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity's then outstanding voting securities; (B) a complete liquidation or dissolution of the Partnership; or (C) the sale or other disposition of 50% or more of the net assets of the Partnership to any Person (other than a transfer to a Subsidiary). A transaction described in clauses (x) or (y) of subsection (A) hereof shall be referred to as a "Non-Control Transaction;" or

     (iii) A Qualified Owner or Qualified Owners (as defined below) not having, in the aggregate, Beneficial Ownership of at least 50.1% of the capital stock of the General Partner (by vote and value). For purposes of this Section 2.7, "Qualified Owner" shall mean (a) Quantum Chemical Corporation, (b) SCM Chemicals Inc. or (c) the publicly-traded person that owns (or that owned at any time after March 5, 1996), directly or indirectly, 50.1% of the issued and outstanding stock of Quantum Chemical Corporation or SCM Chemicals Inc.


        Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of units Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

        Suburban shall also pay all legal fees and expenses incurred by an eligible employee as a result of such employee's enforcement of any right or benefit under this Plan, unless a court or arbitrator finds such employee's challenge was without merit, in which case, Suburban and such employee shall each bear their respective costs and expenses.

        The Plan administrator and named fiduciary of this Plan shall be the Benefits Administration Committee (the "Committee") of Suburban. The Committee shall have absolute discretionary authority to determine eligibility for benefits under the Plan and to otherwise construe the terms of the Plan. All benefits under the Plan shall be paid out of the general assets of Suburban, and no eligible employee shall have any interest in any specific asset of Suburban as a result of participation in the Plan. The receipt of a benefit hereunder shall not cause an eligible employee to be treated as an employee of the Company for any purpose beyond the date of the eligible employee's actual termination of employment. The Plan year shall be coincident with Suburban's fiscal year.

        This Plan may be amended, modified or terminated by the Compensation Committee of Suburban's Board of Supervisors except that any termination and any adverse amendment or modification of this Plan shall not be effective for a period of one year after written notice thereof has been circulated generally to the participants in the Plan. If Suburban shall merge with or consolidate with another corporation, or transfer, sell or lease all or substantially all of its assets to another corporation or other entity, Suburban will require that such successor entity assume the obligations of Suburban hereunder, and this Plan shall be binding upon such entity whether or not expressly assumed by such entity.